Exhibit 10.24

July 31, 2007

Mr. John Roger

709 Meadowmont Lane

Chapel Hill, NC 27517

Dear John:

Consonus Technologies, Inc. is pleased to offer you the position of Executive Vice President and Chief Operating Officer. You will report directly to me. On a temporary basis, you will have a dotted line reporting relationship with the Chairman of the Board of Consonus Technologies, Nana Baffour. The specific parameters of the dotted line relationship is defined in your job description which is enclosed. Your expected start date will be Monday, August 6, 2007.

Your annual compensation plan will consist of an annual base salary of $185,000 and annual bonus targets of $100,000 as well as $50,000 in additional bonus for exceeding targeted and defined performance goals. Upon hiring, you will also be awarded with restrictive stock entitling you to earn 1.25% of the fully diluted shares of the Company. The full details of your annual compensation and stock award plan are defined in the attached Executive Compensation Plan. CTI will also provide you with an automobile allowance paid monthly in the amount of $600. In addition, you will be granted four weeks of paid vacation, pro-rated for your first year. CTI will also pay incidental hiring employment expenses to include Cobra and legal expenses not to exceed $3,000.

Within the Executive Compensation Plan, you will also find your key performance objectives for the balance of 2007 as well as purview into the spirit of future performance objectives. I’m sure you will find these in alignment with our many discussions.

As an employee of Consonus Technologies, Inc., you are eligible to participate in our employee benefits programs, the provisions of which are explained in the enclosed Benefits Summary. If you have any questions after reading this material, please feel free to contact Debra Barie, our Human Resources Manager, at (919) 379-8474.

Also enclosed with this offer letter, is our Employment Agreement. These documents must be read, signed and returned before the commencement of your employment with Consonus Technologies, Inc. If you have any questions regarding this Agreement, please feel free to contact me.

Speaking for the Board of Directors and the entire Consonus Technologies team, we are pleased to have you as a key member of our management team. I will look forward to the many contributions I know you will make.

/s/ Michael G. Shook	/s/ John Roger
Michael G. Shook	John Roger
President and CEO
July 31, 2007
Date

301 Gregson Drive	919 379 8000 phone
Cary, NC 27511	919 379 8100 fax
www.stratech.com

Consonus Technologies Inc.	July 26, 2007

Executive Vice President & Chief Operating Officer (COO)

Job Description

Position Summary:

The Executive Vice President & COO is responsible for the effective execution of the Company’s business strategy. The COO is responsible for the development, maintenance and delivery of products and services that meet client needs and build shareholder value. In order to meet the Company’s objectives, the COO must ensure that there is an appropriate quantity and quality of management and staff. The COO is responsible for establishing professional and effective management practices in the development and delivery of client solutions that provide for a high growth services strategy.

Responsibilities:

Effective planning, organization and control of management and staff to deliver competitive and profitable suite of professional business solutions to clients.

Directs the timely planning, development and implementation of products and services to meet present and future client needs and expectations.

Ensures that products and services contribute to the Company’s differentiation from its competitors and delivers optimal corporate revenue growth.

Ensures the complete and accurate costing and pricing of products and services leading to profitablilty of offerings and building of shareholder value.

Responsible for the optimal delivery of services to clients; accountable for client satisfaction and retention.

Effective recruitment, retention and development of employees to enable business activities.

Development and implementation of effective business processes, policies and procedures reflecting best practices, contributing to corporate profitability and providing a strong foundation for business development and growth.

Effective planning for future business growth; ensures appropriate lead time for effective transitions and implementation.

Manages resources (human, financial and physical) to ensure achievement of annual business plan.

Ability to quickly adapt and lead management and staff in a business environment subject to significant change due to competition, mergers, acquisitions, emergencies and other challenges.

Constantly questions and challenges the status quo to ensure that the organization is being managed to its optimal efficiency and effectiveness.

Relationships:

Reports to the President & Chief Executive Officer

Has a temporary dotted line reporting structure with the Chairman of the Board. Communication structure with the Chairman will be via defined bi-monthly, one on one phone calls discussing key goals and objectives progress.

Reporting to the COO are: Sr. Vice President Hosting Infrastructure, Vice President Managed Services Business Development, Vice President Customer Support, Director of Service Management and Infrastructure Solutions and Services Directors

Extensive contact with clients

Knowledge and Skills:

University degree and a minimum of 15 years progressive management and leadership experience, with a substantial portion of this experience in a major corporation recognized as a leader in best practices.

Strong financial management skills including product and cost accounting

Superior human relations skills, ability to motivate people to deliver exceptional performance

Ability to sell ideas and concepts

Effective verbal and written communications skills

Ability to work under pressure in a rapidly changing environment

Thorough knowledge of modern business practices required to deliver professional solutions to clients.

Key Objectives for the first 12 months.

• develop a thorough knowledge of the business, its SWATS, staff and clients

• develop a strong positive working relationship with members of the  management team and staff

• transitioning the operation from reselling services to full managed service provider.

• identify and recommend remedial action to any obstacles to profitable growth.

• rethinking of operational framework including products, services and delivery system to drive overall margins to 5+% EBITDA

• develop effective integration program with mapped out processes and clearly defined tactics to minimize disruption and capture benefits.

Executive Compensation Plan – John Roger Executive Vice President and Chief Operating Officer Annual Base Salary (Paid Monthly) $185,000 Annual Incentive Bonus Target $100,000 2007 incentive to include prorated July to December performance to be paid after 2007 financials have been reported. Annual incentive bonus for 2008 and beyond to be determined in concert with board directed executive compensation plans 0% of Bonus Target for performance under 75% of Plan 50% of Bonus Target for performance at 75% to 84% of Plan 100% of Bonus Target for performance at 85% to 100% of Plan 15% of Bonus Target will be earned based on Qualitative Targets 85% of Bonus Target will be earned based on Quantitative Targets Additional Incentive Compensation for Exceeding Targets $50,000 Additional $50,000 Bonus for attaining 110% of Plan 15% of Additional Bonus Target will be earned based on Qualitative Targets 85% of Additional Bonus Target will be earned based on Quantitative Targets Performance Category - Quantitative Reducing STI SG&A by 10% to 15% annualized resulting in a run rate reduction of 2M to 3M dollars for 2007 In 2008, quantitative measures will be based on the appropriate KPIs to be selected by CEO/ Board such as CTI EBITDA, CTI EBITDA Margin; CTI SG&A as % sales, Managed Services growth etc Performance Category – Qualitative Create an environment of cost consciousness and profit maximization throughout CTI Leading the development of an innovative business agenda Collaborating and advising existing CTI Customer Relationship Management team relative to requirements and best practices, processes, and enterprise integration Leading, developing and implementing a performance measurement and monitoring culture across the organization

Executive Compensation Plan Stock Purchases Upon hiring Executive may purchase stock up to $50,000 at a valuation on the low end of the CTI valuation performed by KPMG Stock Award Upon hiring Executive will be awarded with restricted stock entitling him to earn 1.25% of the fully diluted shares of the company. The Award is performance based and will vest over 3 years based on the following schedule, subject to Executive meeting at least 75% of the plan/goals: - First 6 Months 30% - December 31, 2008 40% - December 31, 2009 20% - December 31, 2010 10% Note: 2008 and beyond annual incentive bonus to be paid annually, consistent with the new compensation recommended by the board. Key compensation metrics to include performance to plan in categories such as EBITDA, EBITDA to sales percentage, SG&A to sales percentage and Managed Services growth.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of July 31, 2007, by and between CONSONUS TECHNOLOGIES, INC., a North Carolina corporation (the “COMPANY”), and JOHN ROGER, an individual residing in Orange County, North Carolina (the “EMPLOYEE”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee as Executive Vice President and Chief Operating Officer and to enter into this Agreement with the Employee embodying the terms of such employment; and

WHEREAS, the Employee desires to accept such employment with the Company and to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Definitions.

“Agreement” shall mean this Employment Agreement and any appendices, exhibits or schedules affixed hereto.

“Agreement Date” shall mean the date first above written.

“Cause” shall have the meaning set forth in Subsection 6.1 of this Agreement.

“Change of Control” shall have the meaning set forth in Subsection 6.3 of this Agreement.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Property” shall have the meaning set forth in Subsection 6.6 of this Agreement.

“Confidential Information” shall have the meaning set forth in Subsection 7.2 of this Agreement.

 “Covered Customer” shall have the meaning set forth in Subsection 7.1 of this Agreement.

“Covered Services” shall have the meaning set forth in Subsection 7.1 of this Agreement.

“Covered Territory” shall have the meaning set forth in Subsection 7.1 of this Agreement.

“Employee” shall have the meaning set forth in the first paragraph of this Agreement.

“Invention or Discovery” shall mean any new process, machine, apparatus, manufacture, or composition of matter, or any new use therefore or improvement thereon, any new design or configuration of any kind or work of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.             Employment. Subject to and upon the terms and conditions herein provided, the Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company for the term of this Agreement, which term shall begin as of the Agreement Date and shall terminate as provided in Section 6.

3.             Position and Responsibilities. During the term hereof the Employee shall be employed as Executive Vice President and Chief Operating Officer of the Company. In such capacity, the Employee shall, in the sole discretion of the Company, report to Michael G. Shook. In accordance with such position, Employee is hereby granted responsibilities, duties and authority that are appropriate to Employee’s position and otherwise assigned to Employee by the Employee’s Manager. While so employed, the Employee agrees to devote his best efforts, skills and abilities to further the interests of the Company. Employee further agrees to obtain prior written consent from Company before engaging in any outside business activities, such as consulting, during the Term of Employment, that involves a vendor, customer, or competitor of Company.

4.             Compensation. For services rendered hereunder, the Company shall compensate Employee as set forth in that certain offer letter to Employee from Company dated July 31, 2007, a copy of which is attached hereto as Exhibit A. Such compensation shall be payable in accordance with the Company’s normal payroll practices.

5.            Employee Benefits; Reimbursement of Expenses.

5.1           Company Plans. The Employee shall be entitled to participate in all the Company’s health, accident, retirement, disability and other benefit plans, programs or practices from time to time in effect for similarly situated employees of the Company.

5.2           Expenses. The Company shall promptly reimburse the Employee for all reasonable and documented expenses incurred in connection with the performance of his/her duties hereunder; provided, however, that the Company may from time to time, require that expenses in excess of a given amount shall be approved by an authorized officer of Company, prior to the Employee incurring any such expenditure.

6.             Termination. This Agreement shall terminate upon the occurrence of any one of the following events:

6.1           With Cause. The Company may terminate this Agreement, at any time for Cause, with or without prior notice to Employee. The term “Cause” as used herein, shall mean (a) the Employee, in carrying out his/her duties hereunder, has been guilty of gross negligence or willful and wanton misconduct which in either case results in material harm to the financial condition, business, assets, or prospects of the Company; (b) the conviction of , or entering of plea of no contest by, the Employee for (1) fraud, misappropriation, or embezzlement relating to the Company, (ii) any felony, or (iii) any other offense that results in an active sentence of at least thirty (30) days imprisonment; (c) any material breach of this Agreement by the Employee; (d) the loss, suspension or material impairment of any license, certification, registration or other professional credential (“License”) held by Employee, if Company deems such License necessary for Employee to remain qualified to perform his/her responsibilities hereunder; or (e) the Employee fails to carry out directions (consistent with his/her position as set forth in Section 3 above) of the President, Chief Executive Officer, or the Board of Directors of the Company, which failure cannot be cured or shall not have been cured within thirty (30) days after receipt by the Employee of written notice from the Company specifying in reasonable detail the failure to so carry out such directions.

6.2           Without Cause. Employee’s employment hereunder shall be an employment at will. Accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment hereunder, at any time, for any or no reason, with or without cause.

6.3           Change of Control. Employee may terminate this Agreement for “Good Reason” within six (6) months of a Change of Control. Change of Control is defined as:

(a)           acquisition of beneficial ownership of more than 50% of the voting power of outstanding securities of the Company, excluding (i) acquisitions by Michael G. Shook, his affiliates, or (ii) acquisitions by employee benefit plans sponsored by the Company or an affiliate;

(b)           approval by the shareholders of the Company of a reorganization or merger, unless (i) the merger results in outstanding voting securities of the Company continuing to represent more than 80% of the voting securities of the surviving entity immediately after the merger; or (ii) the merger is effected to recapitalize the Company, and no person acquires more than 30% of the voting securities;

(c)           approval by the shareholders of the Company of a complete liquidation, dissolution, or sale of all or substantially all of the assets of the Company; or

(d)           a merger in which the Company is the survivor in a merger if it becomes a subsidiary corporation of another entity.

Employee may not terminate his obligations hereunder for Good Reason without first giving the Company thirty (30) days prior written notice of the grounds for such termination for Good Reason and the opportunity for the Company to cure such grounds for Good Reason. Good Reason is defined as follows:

(e)           diminution in office, title, reporting requirements or responsibilities;

(f)            material reduction in the Employee’s base salary, bonus or benefits taken as a whole without the Employee’s consent; or

(g)           a change in the location of the Employee’s office of more than 50 miles without the Employee’s prior consent.

6.4           Death. This Agreement shall terminate immediately upon the death of Employee.

6.5           Certain Payments Upon Termination. Upon termination of this Agreement and Employee’s employment hereunder, for whatever reason, the Company shall pay the Employee or his/her beneficiary such salary as he/she may be entitled to receive for services rendered prior to the date of such termination.

(a)           If Employee is terminated by the Company for Cause as defined herein, or if Employee’s employment ends due to Employee’s death, or if Employee voluntarily resigns, the Company shall not be liable for any other payments to the Employee.

(b)           If Employee is terminated by the Company without Cause, the Company shall give Employee at least one (1) year prior written notice of such termination or, at the Company’s election, the Company will pay to Employee an amount equal to Employee’s regular base salary for a period of four (4) weeks in lieu of all or a part of such notice.

(c)           If the Employee terminates his employment for Good Reason arising from a Change of Control, the Company will pay to Employee an amount equal to Employee’s regular base salary for a period of four (4) weeks.

6.6           Return of Company Property. Upon termination of Employee’s employment with Company for any reason, Employee shall leave with or return to Company all personal property belonging to Company (“Company Property’) that is in Employee’s possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such Company Property contains Confidential Information.

7.             Restrictive Covenants.

7.1           Noncompetition. Upon the termination of Employee’s employment for any reason, whether by the Company, with or without Cause, or through Employee’s resignation, Employee hereby covenants and agrees that for a period of one (1) year after such termination, Employee shall not, on his/her own behalf or for others, directly or indirectly, provide the Covered Services (as herein defined) in competition with Company (whether as a proprietor, partner with another, shareholder, agent or consultant of, employee of or lender to, another) to any Covered Customer (as herein defined) in the Covered Territory (as herein defined). For purposes of this Agreement, the “Covered Services” shall mean systems integration, and the marketing and selling of computer solutions for the manufacturing, distribution and financial services marketplace; “Covered Customer” shall mean any client or customer of Company or any prospective client or customer of Company with whom Employee has had any business contacts on behalf of Company within the last twelve (12) months of Employee’s employment with Company; and the “Covered Territory” shall include: the States of North Carolina, South Carolina, Virginia, Tennessee, Florida and Georgia. Employee further agrees that for a period of one (1) year following his/her termination of employment with Company, he/she will provide written notice to Company of the name and address of any other employer with whom Employee accepts employment at least 24 hours prior to commencement of such employment.

7.2           Nondisclosure. The Employee agrees that he/she will not at any time disclose to any person, partnership or other entity who or which is, or reasonably may be expected to be, in competition with the Company in the computer software integration business, any confidential information or trade secrets of the Company (“Confidential Information”) or use such Confidential Information for his/her own benefit, unless such disclosure or use is with the prior express written consent of the Company. For purposes of this Agreement, “Confidential Information” shall mean any scientific, technical, merchandising, production, management, or financial information, any design, process, procedure, any formula, pattern, improvement, device, idea, concept, information or compilation of information, including but not limited to employee lists, customer or client lists, lists of prospective clients or other contracting parties with the Company, sales plans, marketing surveys and plans, business plans and opportunities, business records, any Invention or Discovery during the Term of Employment (whether discovered, made, conceived or developed by Employee alone or in conjunction with others, whether or not during working hours, whether or not on the Company’s premises and whether or not with the use of Company’s facilities, equipment, materials, personnel or funds) and proprietary information of customers and clients of the Company. The foregoing shall not prevent the Employee from responding to the request of a governmental agency or pursuant to court order or as otherwise required by law and shall not apply to any Confidential Information that (i) has been voluntarily disclosed by Company (or by a third party with the lawful right to make such disclosure) to the Public, (ii) is in Employee’s possession prior to disclosure to Employee by Company, or (iii) has otherwise legally entered the public domain.

7.3           Nonsolicitation. Employee agrees that during and after the Term of Employment he/she will not contact, solicit, interfere with or attempt to entice in any form, fashion or manner any other employee of Company for the purpose of inducing such employee to terminate his/her employment with Company or act in any way that would or could be detrimental to the best interests of the Company.

Notwithstanding the termination or expiration of this Agreement for any reason whatsoever, the Employee’s obligations under this Section 7 shall survive and remain in full force and effect in accordance with their terms.

8.             Injunctive Relief. The Employee acknowledges and agrees that the Company would suffer irreparable injury in the event of breach or threatened breach of any of the provisions of Section 7 above and, accordingly, that the Company shall be entitled to an injunction restraining the Employee from any breach or threatened breach thereof. Nothing herein shall be construed, however, as prohibiting the Company from pursuing other remedies at law or in equity which it may have for any breach or threatened breach hereof by the Employee, including the recovery of damages from the Employee.

9.             Freedom to Contract. The Employee represents, warrants and covenants that he/she has the right and power to enter into this Agreement and to perform his/her obligations hereunder, that he/she neither has made nor will he/she make any contractual or other commitments that would conflict with the performance of his/her obligations hereunder and that the Employee will neither do acts or enter into any commitments in derogation of his/her obligations hereunder.

10.           Amendment. This Agreement contains the entire agreement of the parties with respect to the matters set forth of the parties herein, and may only be amended by subsequent written agreement of the parties hereto. All prior agreements between the Employee and the Company, whether in writing or not, relating to terms and conditions of the Employee’s employment with the Company are hereby canceled. No waiver by either party of any breach by the other party of any term, condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

11.           Binding Effect. Except as otherwise expressly provided in this Agreement, the Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrances, or the claims of the Employee’s creditors, and any attempt to do any of the foregoing shall be null and void. The provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Employee and his/her heirs, beneficiaries and personal representatives, and shall be binding upon and inure to the benefit of, and be enforceable by, the Company, its successors and assigns.

12.           Governing Law; Severability. Except as otherwise set forth herein, this Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of North Carolina without regard to principles of conflicts of law. If any provision or portion of this Agreement shall be determined to be invalid unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13.           Withholding of Taxes. The Company may withhold from any compensation payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law, regulation or ruling.

14.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.           Notices. Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

If to the Company:

Consonus Technologies, Inc.

301 Gregson Drive

Cary, North Carolina 27511

Attention: Michael G. Shook, President

with a copy to:

Wyrick, Robbins, Yates & Ponton, L.L.P.

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Eric A. Vernon, Esq.

If to the Employee:

John Roger

709 Meadowmont Lane

Chapel Hill, NC  27517

16.           Headings. The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

COMPANY:

CONSONUS TECHNOLOGIES, INC.

By:	/s/ Michael G. Shook

Michael G. Shook
President

EMPLOYEE:

/s/ John Roger